Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183740

September 4, 2014

Media Contact	September 4, 2014
Casey Lassiter, 205-410-2777
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH ANNOUNCES LAUNCH OF $175 MILLION SENIOR NOTES OFFERING

DUE 2024 AND INTENT TO REDEEM $271 MILLION OF SENIOR NOTES DUE 2018

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today announced that it plans to commence a public offering of an additional $175 million of senior notes through a re-opening of its 5.75% senior notes due 2024. In addition, on August 29, 2014, the Company gave notice of its redemption of all the outstanding $271 million of its 7.25% senior notes due 2018. The Company intends to use the net proceeds from the offering of its additional 5.75% senior notes due 2024 along with borrowings under its secured credit facility to fund the redemption on October 1, 2014.

Barclays; BofA Merrill Lynch; Citigroup; Goldman, Sachs & Co.; J.P. Morgan; Morgan Stanley; RBC Capital Markets; SunTrust Robinson Humphrey; and Wells Fargo Securities will act as joint book-running managers of the senior notes offering.

This debt offering is being made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. This offering is being made solely by means of a prospectus supplement and accompanying prospectus which has been filed with the SEC. Before you invest, you should read the prospectus supplement and accompanying prospectus, as well as other documents the Company has filed or will file with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send the prospectus relating to the offering to you if you request it by contacting Barclays, (888) 603-5847; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com, or telephone: (800) 294-1322; Citigroup, (800) 831-9146 or prospectus@citi.com; Goldman, Sachs & Co. Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316, or email:

prospectus-ny@ny.email.gs.com; J.P. Morgan, 383 Madison Avenue, New York, NY 10179, Attention: High Yield Syndicate, telephone: (800) 245-8812, or email: HY_syndicate@jpmorgan.com; Morgan Stanley & Co. Incorporated, (212) 761-6217; RBC Capital Markets, Attention: High Yield Capital Markets, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098, telephone: (877) 280-1299; SunTrust Robinson Humphrey, (404) 926-5052; or Wells Fargo Securities, (800) 326-5897.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About HealthSouth

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations.

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Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as the likelihood, timing and effects of the completion of one or both of this offering or this redemption, are forward-looking public statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward–looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth’s business strategy, its financial plans, its future financial performance, its projected business results or model, its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending DOJ and HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including unauthorized access to or theft of patient information or other sensitive information; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014.